Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard Announces Acquisition of Major Insecticides from Bayer CropScience

Newport Beach, California – December 13, 2010 - American Vanguard Corporation (NYSE:AVD), today announced that its wholly-owned subsidiary, Amvac Chemical Corporation, has completed the acquisition of two insecticide product lines from Bayer CropScience, LLC. The first includes the global product line relating to the active ingredient Ethoprophos (sold under the trade name Mocap®) and the second includes the global (except for Europe and Argentina) product line Fenamiphos (sold under the trade name Nemacur®). Both product lines include registrations and data rights, rights relating to manufacturing and formulation know-how, inventories, the Ultima® packaging system and the trademarks Mocap, Nemacur and Ultima. Other terms of the transaction were not released.

Mocap is a leading soil insecticide that is registered in 50 countries where it is used to combat many nematode species in a wide range of crops. Nemacur is a leading soil insecticide that is registered in 30 countries for use primarily as a nematicide with additional efficacy against above-ground sucking insects.

Mocap and Nemacur are well-positioned in many high-valued fruit and vegetable crops, allowing them to achieve very attractive profitability. They can help professional crop protection users replace less desirable soil fumigants (such as methyl bromide), and are a powerful tool against resistance development in numerous soil insect species. Each of these products has a well-recognized global brand identity and well-established worldwide distribution channels.

Eric Wintemute, President and CEO of American Vanguard, stated: “We are very pleased to be able to add Mocap and Nemacur to our already extensive insecticide product portfolio. As the “products of choice” in many specialized crop applications, Mocap and Nemacur have enjoyed an attractive competitive position and excellent profitability for many years. We feel that our considerable expertise with insecticidal products will allow us to expand on the success that has been achieved under the excellent stewardship of Bayer CropScience.”

Mr. Wintemute continued: “In light of the fact that the majority of Mocap and Nemacur sales occur outside the United States, these products help American Vanguard to further our strategic goal of international expansion.” He concluded: “These transactions and others that we are pursuing underscore the importance that we attribute to product portfolio enhancement and effective operational arrangements. Interacting with our industry peers to expand our product offering, achieve manufacturing efficiencies and distribute products effectively to a global marketplace is an important objective of American Vanguard. We look forward to consummating additional value-adding transactions in the near future.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

About Bayer CropScience

Bayer is a global enterprise with core competencies in the fields of health care, nutrition and high-tech materials. Bayer CropScience AG, a subsidiary of Bayer AG with annual sales of about EUR 6.5 billion (2009), is one of the world’s leading innovative crop science companies in the areas of crop protection, non-agricultural pest control, seeds and traits. The company offers an outstanding range of products and extensive service backup for modern, sustainable agriculture and for non-agricultural applications. Bayer CropScience has a global workforce of 18,700 and is represented in more than 120 countries. This and further news is available at: www.press.bayercropscience.com.

Contact:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com